Exhibit 99.2

The pace quickens with key breakthroughs and our commercial track becomes more well defined than ever before

October 31st, 2018

Dear Stockholder,

Today I want to bring you an update on the progress that each of our business units has made in the past few months, and share with you why we remain confident that our progress will translate to growth in the near- and long-term. Each of our businesses faces challenges in their road to commercial success, and it’s important to highlight when those challenges are overcome, because those moments underline the innovation, tenacity, and perseverance of the BioLargo team that drives this business forward. Of course, we encourage you to review our SEC filings for the most complete view of our business and outlook (link HERE), and remind you that our third quarter results will be filed by November 14, 2018.

Let’s dig in. We’ll examine our business units one-by-one and focus on the important progress that has been made in each one. I encourage you to reach out to me if you have any specific questions on anything you read here.

Odor-No-More

Odor-No-More is on track to exceed $1 million in revenue for 2018, and we should break this record soon. This is an important milestone! Looking back, in 2017 we were at just over a half million, and in 2016 just over a quarter million dollars in revenue. As you can imagine, we’re excited to pass this threshold, and we believe it bodes well for our future. What accounts for the improvement? Hard work and perseverance. And, it helps to be selling the number one performer in the marketplace. CupriDyne Clean has been a big hit in the waste handling industry, and orders from the US military for our products developed for the US Military keep coming in. Let’s review:

●	CupriDyne Clean - Industrial Odor and VOC Eliminator
o	4 national accounts
o	Focused on regional adoption (and succeeding - 100% of locations owned by industry leaders in LA and Orange County California) – we are rolling out the product location-by-location, region-by-region
o	Big potential in waste industry – current customers operate almost 2,000 locations nationwide that could use our product.
o

We’re not just selling product – we are now a full-service firm, designing and installing systems to deliver CupriDyne Clean and being asked to manage other improvements. This translates to greater customer retention.

o	Expanding to other industries (new customer manufactures steel) and opportunities expanding in wastewater treatment.
o	Money and infrastructure needed – with any growing business, we need the resources to hire more salespeople and open new offices

BioLargo Engineering, Science & Technologies (BLEST)

BioLargo Engineering, Science & Technologies (BLEST) is our team of veteran environmental engineers based in Oak Ridge, TN who began working for us one year ago. They are hard at work supporting our Canadian research team and Odor-No-More, and also doing work for outside clients in traditional engineering roles. Their next milestone is profitability – that is to say their revenue from outside clients exceeding expenses.

Clyra Medical Technologies

Our medical subsidiary, Clyra, was formed to develop advanced wound care products featuring our BioLargo technologies. Recently, we acquired a stem cell therapy technology for the treatment of chronic wounds (link to 8-K here). We believe this product has the potential to create enormous value for our company and our shareholders, and also to provide superior advanced wound care for patients all around the world. (See more details below.)

Our antimicrobial advanced wound care products have a bright future ahead of them, and the market potential for them is huge, especially given the synergy with our new stem cell technology. That being said, as with any medical product, there are significant hurdles that innovators in this space must overcome before reaching commercial success with Clyra wound care products. I’d like to take the time to address one of these hurdles – the regulatory process:

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We submitted premarket notification to the FDA under Section 510(k) in late June of 2018 for an advanced wound care product. The FDA responded by identifying areas of concern and requesting additional information to address those concerns.

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Our management recently met in Washington DC with representatives from the FDA to clarify the concerns and additional information requested, and the optimal pathway forward for approval of our product.

o	The meeting was successful in that the discussion enabled management to identify a clear pathway to the successful clearance of the application.
o	The primary focus of request for information by the FDA has been narrowed to two areas, one of which will require us to conduct a live animal study.
o

Clyra is working diligently to confirm the appropriate test protocols, secure appropriate GLP laboratories, and negotiate the package of services by third party experts to perform this work. We believe the time frame to meet these requests is manageable within the next few months, and that the outcome will ultimately result in FDA clearance of the product.

o

While we remain confident that we will ultimately receive premarket clearance for this product, we can make no assurance or prediction as to success of these efforts and must wait patiently for the process with the FDA to conclude. Clyra has numerous medical device product designs that it intends to pursue in the future as resources permit.

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We recently executed definitive agreements to acquire a break-through stem cell therapy technology (8-k link here), which is licensed from BioLargo to Clyra in exchange for long-term license equal to 3% of sales and an increase of BioLargo’s ownership of Clyra to approximately 60% Clyra shares on a pre-money basis. This final closing of the transaction is conditioned upon $1M of direct investment into Clyra from outside investors.

BioLargo Water

BioLargo Water’s Advanced Oxidation System (AOS) is a technological breakthrough in water and wastewater treatment and has the potential to provide effective and cost-efficient elimination of pathogens and hard-to-treat organics in countless water treatment markets and applications. Like all water treatment technologies, the AOS is complex, and with complexity comes technical barrier-to-entry that must be overcome. We have overcome innumerable challenges in the development of the AOS, and we’re proud to say this product is nearing commercialization and is even currently part of several pre-commercial pilot projects in real world industrial settings – a major milestone. Let’s review some of the highlights on the AOS’ progress:

●	BioLargo has received over 60 government and industry grants supporting research and development of the AOS
●	Commercial progress:
o

Currently involved in two pre-commercial pilots, and on-site work is slated to begin in the 4th quarter of 2018. These pilots, which are at a poultry producer and a microbrewery, represent a critical step toward commercialization, as they will provide crucial real-life technical and economic data required for the technology’s adoption by future customers.

o	We are preparing for two additional on-site pilots in the stormwater and industrial wastewater markets, plus one important validation project in the oil and gas industry.
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The AOS was recently validated by an independent third-party expert that conducted a study of the AOS’s ability to eliminate specific micro-pollutants which was summarized for the company in a confidential written report. The results are currently being prepared for scientific publication and expanded patent coverage. We intend to disclose additional information about this confirmation breakthrough as it becomes available in the near future.

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BioLargo Water and BioLargo Engineering are collaborating to prepare the AOS for commercialization, including materials engineering work to prepare the AOS for mass production, longer useful lifespan, ruggedization, and logistical challenges that it will face in commercial settings.

BioLargo Corporate

Behind the scenes, BioLargo’s corporate office is advancing the company’s varied business interests tirelessly. We’ve accomplished some important work recently:

●	The successful conversion of $6.4 million of debt to equity (link to Press Release)
●	The extension of existing short-term debt and the securing new bridge financing since September totaling $1,270,000- (See our 8-k reports on the topic here)
●	The company is working to meet its stated goal to uplist the company’s common stock to Nasdaq or equivalent national market (link to 8-k)
●	The first analyst coverage was initiated by The Edison Group and is a great tool to help the market understand our business (link to analyst report)

Closing Remarks

Given our recent commercial wins and scientific advances, this is the most exciting time in our company’s history. Yet, because everyone (including me) would love to have arrived at these breakthrough moments faster, it can also seem like the most challenging time. With limited capital resources, we have labored tirelessly to fully develop and prove out our innovations and the disruptive nature of our products.

We are poised for significant commercial success as resources and strategic relationships will continue to expand in our favor. The next step in our journey will depend on proper capital, having the right people, precise execution, and most importantly – patience.

Thank you for your continued support, and feel free to contact me at any time!

Dennis P. Calvert

President and CEO

BioLargo, Inc.

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2

Safe Harbor Act
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.